News Release
November 19, 2020

Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE: November 19, 2020

HELMERICH & PAYNE, INC. ANNOUNCES FISCAL FOURTH QUARTER & FISCAL YEAR RESULTS

•	The Company ended the quarter with $577 million in cash and short-term investments and no amounts drawn on its $750 million revolving credit facility culminating in over $1.3 billion in liquidity

•	H&P expects its first quarter of fiscal 2021 North America Solutions rig count to exit at approximately 90 rigs up over 30% during the quarter

•	Reported a fiscal fourth quarter net loss of $(0.55) per diluted share; including select items(1) of $0.19 per diluted share

•
Quarterly North America Solutions operating gross margins(2) decreased $63 million to $39 million sequentially, as revenues decreased by $105 million to $149 million and expenses decreased by $43 million to $110 million

•
H&P's leadership position in automated directional drilling technology continues as AutoSlide® commercial deployments accelerated despite a significantly declining rig market with some notable operators implementing this technology on 100% of their wells in multiple basins

•	On September 9, 2020, Directors of the Company declared a quarterly cash dividend of $0.25 per share payable on December 1, 2020 to stockholders of record at the close of business on November 13, 2020

Helmerich & Payne, Inc. (NYSE: HP) reported a net loss of $59 million, or $(0.55) per diluted share, from operating revenues of $208 million for the quarter ended September 30, 2020, compared to a net loss of $46 million, or $(0.43) per diluted share, on revenues of $317 million for the quarter ended June 30, 2020.  The net losses per diluted share for the fourth and third quarters of fiscal year 2020 include $0.19 and $(0.09) of after-tax gains and losses, respectively, comprised of select items(1). For the fourth quarter of fiscal year 2020, select items(1) were comprised of:

•	$0.20 of after-tax gains pertaining to the sale of industrial real estate property

•	$(0.01) of after-tax losses pertaining to a non-cash fair market adjustment to our equity investment and restructuring charges

Net cash provided by operating activities was $93 million for the fourth quarter of fiscal year 2020 compared to $214 million for the third quarter of fiscal year 2020.

News Release
November 19, 2020

For fiscal year 2020, the Company reported a net loss of $494 million, or $(4.60) per diluted share, from operating revenues of $1.8 billion. The net loss per diluted share includes $(3.74) of after-tax losses comprised of select items(1), the most significant of which are non-cash losses of $563 million related to impairments of goodwill, less capable rigs, predominantly consisting of U.S. non-super-spec rigs, and excess related drilling equipment, and inventory and $16 million related to restructuring charges. Net cash provided by operating activities was $539 million in fiscal year 2020 compared to $856 million in fiscal year 2019.

President and CEO John Lindsay commented, “In terms of activity, this past fourth fiscal quarter was one of the most challenging in the Company's history. Our strong financial position together with our long-term vision for the future of the business enabled us to focus on introducing new commercial models and expanding our drilling and digital technology solutions to customers. These efforts are making good progress in this difficult environment and will serve as the foundation from which the Company will build as the market begins to recover.
"Our embedded customer centric approach is one that focuses on providing customized solutions, employing a combination of people, rigs and automation technology to provide more value and lower risk. This approach is distinctive in the industry, resonating well across our customer base, and is a driver for the recent increased activity levels with further improvements on the horizon. We expect our contracted rigs to increase by one-third during the first fiscal quarter of 2021, exiting at approximately 90 rigs, almost doubling the number of rigs turning to the right compared to our fourth fiscal quarter trough rig count.
"Concurrent with the expected increase in near-term activity, we are also experiencing increased customer utilization of our performance-based contracts and rig automation software, AutoSlide, and we expect adoption to increase and become more prevalent in the industry. H&P's 'touch of a button' autonomous drilling approach optimizes every major facet of the operation, from real-time automated geosteering, to rotary and sliding execution, to wellbore quality and placement. The uniqueness of our automated solutions is backed by a patented economic-driven approach where the software not only makes optimal cost/benefit decisions, but also directs the rig to execute those decisions without the need of an on-site directional driller, which improves reliability, enhances value and reduces risk for our customers.
"While we are encouraged by these developments, we are also cognizant that there remains a substantial amount of uncertainty in the market and that it may take several quarters to realize what the 'new normal' activity environment will look like given the uncertain timeline and lasting impacts of the COVID-19 pandemic."
Senior Vice President and CFO Mark Smith also commented, "The Company's financial strength continues to be a bright spot in this very challenging environment. Our strong capital stewardship continues looking out into fiscal 2021 as well with our anticipated capex spend to range between $85 and $105 million.
"Additionally during the fourth fiscal quarter, we completed the sale of the Company's industrial real estate assets. The decision to divest these legacy, non-core assets was considered as we entered 2020, but the close of the sale was delayed by several months due to the COVID-19 pandemic. The proceeds from the sale serve to further bolster our cash position, which together with short-term investments was $577 million at our fiscal year-end, resulting in cash in excess of debt of $90 million."
John Lindsay concluded, “Looking back at an unprecedented and demanding 2020 fiscal year, we remain steadfast in our commitment to reshape our business and the industry during this challenging time. Our teams are doing great work to accelerate long-term strategic priorities, including driving efficiency across the company and evolving our digital technology and data platforms to deliver value-added solutions and services to our customers and partners."

News Release
November 19, 2020

Operating Segment Results for the Fourth Quarter of Fiscal Year 2020
North America Solutions:
This segment had an operating loss of $78 million compared to an operating loss of $25 million during the previous quarter. The increase in the operating loss was driven by the continued decline in rig activity due to significantly lower crude oil prices resulting from a global supply and demand imbalance caused by the pandemic.

Operating gross margins(2) declined by $62.5 million to $39.3 million as both revenues and expenses declined sequentially. Revenues during the current quarter benefited from $11.7 million in early contract termination revenue compared to $50.2 million in the prior quarter. Expenses during the quarter were adversely impacted by higher than expected self-insurance expenses. Our technology solutions were in-line with expectations and had a positive, albeit small, contribution to the total North America Solutions operating gross margins(2).

International Solutions:
This segment had an operating loss of $3.5 million compared to an operating loss of $9.5 million during the previous quarter. Despite a decline in revenue days, operating gross margins(2) improved $4.0 million to a negative $1.2 million due to certain revenue reimbursements received during the quarter. This segment continues to carry a higher level of expenses relative to activity levels resulting from compliance with local jurisdictional requirements surrounding COVID-19. The Company continues to explore opportunities to mitigate these expenses, while maintaining strict adherence to local regulations. Current quarter results included a $2.6 million foreign currency loss related to our South American operations compared to an approximate $3.2 million foreign currency loss in the third quarter of fiscal year 2020.

Offshore Gulf of Mexico:
This segment had operating income of $1.5 million compared to operating income of $3.0 million during the previous quarter. Operating gross margins(2) declined by $3.9 million to $4.6 million due to unfavorable adjustments to self-insurance expenses related to a prior period claim. Segment operating income from management contracts on customer-owned platform rigs contributed approximately $1.1 million of the total, compared to approximately $1.7 million during the prior quarter.

Operational Outlook for the First Quarter of Fiscal Year 2021

North America Solutions:

•	We expect North America Solutions operating gross margins(2) to be between $40-$50 million, inclusive of approximately $1 million of contract early termination compensation

•	We expect to exit the quarter at between 88-93 contracted rigs, inclusive of approximately 0-2 contracted rigs generating revenue that could remain idle

International Solutions:

•	We expect International Solutions operating gross margins(2) to be between $(5)-$(7) million, exclusive of any foreign exchange gains or loses

Offshore Gulf of Mexico:

•	We expect Offshore Gulf of Mexico rig operating gross margins(2) to be between $5-$7 million

•	Management contracts are also expected to generate approximately $1-2 million in operating income

News Release
November 19, 2020

Other Estimates for Fiscal Year 2021

•
Gross capital expenditures are expected to be approximately $85 to $105 million; roughly one-third expected for maintenance, roughly one-third expected for skidding to walking conversions and roughly one-third for corporate and information technology. Asset sales include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of the gross capital expenditures and are expected to total approximately $20 million in fiscal year 2021.

•	Depreciation is expected to be approximately $430 million

•	Research and development expenses for fiscal year 2021 are expected to be roughly $30 million

•	General and administrative expenses for fiscal year 2021 are expected to be approximately $160 million

COVID-19 Update

The COVID-19 pandemic continues to have a significant impact around the world and on our Company. After falling dramatically, crude oil prices and industry activity appear to have stabilized, albeit at much lower levels. The environment in which we operate is still uncertain; however, upon the onset of COVID-19's rapid spread across the United States in early March 2020, we responded quickly and took several actions to maintain the health and safety of H&P employees, customers and stakeholders and to preserve our financial strength. We discussed these actions in our press releases dated April 30, 2020 and July 28, 2020 and in our quarterly reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 and will provide updates in our annual report on Form 10-K for the fiscal year ended September 30, 2020 when filed.

Select Items Included in Net Income per Diluted Share

Fourth quarter of fiscal year 2020 net loss of $(0.55) per diluted share included $0.19 in after-tax gains comprised of the following:

•	$0.20 of after-tax gains pertaining to the sale of industrial real estate property

•	$(0.00) of after-tax losses related to restructuring charges

•	$(0.01) of non-cash after-tax losses related to fair market value adjustments to equity investments

Third quarter of fiscal year 2020 net loss of $(0.43) per diluted share included $(0.09) in after-tax losses comprised of the following:

•	$0.02 of non-cash after-tax gains related to fair market value adjustments to equity investments

•	$(0.11) of after-tax losses related to restructuring charges

Fiscal year 2020 net loss of $(4.60) per diluted share included $(3.74) in after-tax losses comprised of the following:

•	$0.03 of after-tax gains related to the change in fair value of a contingent liability

•	$0.10 of after-tax gains related to the sale of a subsidiary

•	$0.13 of after-tax benefits from the reversal of accrued compensation

•	$0.20 of after-tax gains pertaining to the sale of industrial real estate property

•	$(0.06) of non-cash after-tax losses related to fair market value adjustments to equity investments

•	$(0.11) of after-tax losses related to restructuring charges

•	$(4.03) of non-cash after-tax losses related to the impairment of goodwill, less capable rigs, predominantly consisting of U.S. non-super-spec rigs, and excess related equipment and inventory

News Release
November 19, 2020

Conference Call

A conference call will be held on Friday, November 20, 2020 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Director of Investor Relations to discuss the Company’s fourth quarter fiscal year 2020 results. Dial-in information for the conference call is (866) 342-8591 for domestic callers or (203) 518-9713 for international callers.  The call access code is ‘Helmerich’.  You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.hpinc.com and accessing the corresponding link through the Investor Relations section by clicking on “INVESTORS” and then clicking on “Event Calendar” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. At September 30, 2020, H&P's fleet included 262 land rigs in the United States, 32 international land rigs and eight offshore platform rigs. For more information, see H&P online at www.hpinc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, dividends, budgets, projected costs and plans and objectives of management for future operations, and the impact or duration of the COVID-19 pandemic and any subsequent recovery, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

We use our Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on our Investor Relations website at www.hpinc.com.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig and AutoSlide, which may be registered or trademarked in the United States and other jurisdictions.
(1) See the corresponding section of this release for details regarding the select items. The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside of the Company's core business operations.
(2) Operating gross margin is defined as operating revenues less direct operating expenses.

Contact:  Dave Wilson, Director of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
November 19, 2020

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands, except per share data)

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30,
CONSOLIDATED STATEMENTS OF OPERATIONS	2020	2020	2019	2020	2019
Operating revenues
Drilling services	$205,621	$314,405	$645,759	$1,761,714	$2,785,557
Other	2,646	2,959	3,291	12,213	12,933
	208,267	317,364	649,050	1,773,927	2,798,490
Operating costs and expenses
Drilling services operating expenses, excluding depreciation and amortization	162,518	205,198	430,778	1,184,788	1,803,204
Other operating expenses	1,491	1,549	1,072	5,777	5,382
Depreciation and amortization	109,587	110,161	134,887	481,885	562,803
Research and development	4,915	3,638	6,121	21,645	27,467
Selling, general and administrative	32,619	43,108	49,812	167,513	194,416
Asset impairment charge	—	—	—	563,234	224,327
Restructuring charges	552	15,495	—	16,047	—
Gain on sale of assets	(27,985)	(4,201)	(12,641)	(46,775)	(39,691)
	283,697	374,948	610,029	2,394,114	2,777,908
Operating income (loss) from continuing operations	(75,430)	(57,584)	39,021	(620,187)	20,582
Other income (expense)
Interest and dividend income	753	771	2,607	7,304	9,468
Interest expense	(6,154)	(6,125)	(8,043)	(24,474)	(25,188)
Gain (loss) on investment securities	(1,395)	2,267	(4,260)	(8,720)	(54,488)
Gain on sale of subsidiary	—	—	—	14,963	—
Other	(1,673)	(2,914)	(546)	(5,384)	(1,596)
	(8,469)	(6,001)	(10,242)	(16,311)	(71,804)
Income (loss) from continuing operations before income taxes	(83,899)	(63,585)	28,779	(636,498)	(51,222)
Income tax benefit	(23,253)	(17,578)	(13,110)	(140,106)	(18,712)
Income (loss) from continuing operations	(60,646)	(46,007)	41,889	(496,392)	(32,510)
Income from discontinued operations before income taxes	7,905	9,151	10,050	30,580	32,848
Income tax provision	6,222	8,743	10,763	28,685	33,994
Income (loss) from discontinued operations	1,683	408	(713)	1,895	(1,146)
Net income (loss)	$(58,963)	$(45,599)	$41,176	$(494,497)	$(33,656)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.57)	$(0.43)	$0.38	$(4.62)	$(0.33)
Income (loss) from discontinued operations	0.02	—	(0.01)	0.02	(0.01)
Net income (loss)	$(0.55)	$(0.43)	$0.37	$(4.60)	$(0.34)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.57)	$(0.43)	$0.38	$(4.62)	$(0.33)
Income (loss) from discontinued operations	0.02	—	(0.01)	0.02	(0.01)
Net income (loss)	$(0.55)	$(0.43)	$0.37	$(4.60)	$(0.34)

Weighted average shares outstanding (in thousands):
Basic	107,484	107,439	108,896	108,009	109,216
Diluted	107,484	107,439	108,950	108,009	109,216

News Release
November 19, 2020

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	September 30,	September 30,
CONSOLIDATED BALANCE SHEETS	2020	2019
Assets
Cash and cash equivalents	$487,884	$347,943
Short-term investments	89,335	52,960
Other current assets	386,108	714,183
Total current assets	963,327	1,115,086
Investments	31,585	31,991
Property, plant and equipment, net	3,646,341	4,502,084
Other noncurrent assets	188,368	190,354
Total Assets	$4,829,621	$5,839,515

Liabilities and Shareholders' Equity
Current liabilities	$219,136	$410,238
Long-term debt, net	480,727	479,356
Other noncurrent liabilities	797,855	922,357
Noncurrent liabilities - discontinued operations	13,389	15,341
Total shareholders’ equity	3,318,514	4,012,223
Total Liabilities and Shareholders' Equity	$4,829,621	$5,839,515

News Release
November 19, 2020

HELMERICH & PAYNE, INC.
(Unaudited)
(in thousands)

	Year Ended September 30,
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	2020	2019
OPERATING ACTIVITIES:
Net loss	$(494,497)	$(33,656)
Adjustment for (income) loss from discontinued operations	(1,895)	1,146
Loss from continuing operations	(496,392)	(32,510)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	481,885	562,803
Asset impairment charge	563,234	224,327
Restructuring charges		—
Amortization of debt discount and debt issuance costs	1,817	1,732
Provision for bad debt	2,203	2,321
Stock-based compensation	36,329	34,292
Loss on investment securities	8,720	54,488
Gain on sale of assets	(46,775)	(39,691)
Gain on sale of subsidiary	(14,963)	—
Deferred income tax benefit	(157,555)	(44,554)
Other	(200)	(3,295)
Changes in assets and liabilities	160,625	95,900
Net cash provided by operating activities from continuing operations	538,928	855,813
Net cash used in operating activities from discontinued operations	(47)	(62)
Net cash provided by operating activities	538,881	855,751

INVESTING ACTIVITIES:
Capital expenditures	(140,795)	(458,402)
Purchase of short-term investments	(134,641)	(97,652)
Payment for acquisition of business, net of cash acquired	—	(16,163)
Proceeds from sale of short-term investments	94,646	86,765
Proceeds from sale of subsidiary	15,056	—
Proceeds from sale of marketable securities	—	11,999
Proceeds from asset sales	78,399	50,817
Other	(550)	—
Net cash used in investing activities	(87,885)	(422,636)

FINANCING ACTIVITIES:
Dividends paid	(260,335)	(313,421)
Debt issuance costs paid	—	(3,912)
Proceeds from stock option exercises	4,100	3,053
Payments for employee taxes on net settlement of equity awards	(3,784)	(6,418)
Payment of contingent consideration from acquisition of business	(8,250)	—
Payments for early extinguishment of long term debt	—	(12,852)
Share repurchase	(28,505)	(42,779)
Other	(446)	—
Net cash used in financing activities	(297,220)	(376,329)
Net increase in cash and cash equivalents and restricted cash	153,776	56,786
Cash and cash equivalents and restricted cash, beginning of period	382,971	326,185
Cash and cash equivalents and restricted cash, end of period	$536,747	$382,971

News Release
November 19, 2020

	Three Months Ended			Year Ended
SEGMENT REPORTING (in thousands, except operating statistics)	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019 (1)	2020	2019 (1)
NORTH AMERICA SOLUTIONS
Operating revenues	$149,304	$254,434	$558,938	$1,474,380	$2,426,191
Direct operating expenses	110,048	152,663	355,830	942,277	1,532,576
Research and development	4,828	3,459	5,918	20,699	25,164
Selling, general and administrative expense	10,916	13,533	15,818	53,714	66,179
Depreciation	101,941	102,699	120,988	438,039	504,466
Asset impairment charge	—	—	—	406,548	216,908
Restructuring charges	(232)	7,237	—	7,005	—
Segment operating income (loss)	$(78,197)	$(25,157)	$60,384	$(393,902)	$80,898

Revenue days	5,945	8,101	18,765	49,003	81,805
Average rig revenue per day	$23,951	$27,975	$26,218	$26,589	$26,167
Average rig expense per day	17,348	15,412	15,394	15,730	15,243
Average rig margin per day	$6,603	$12,563	$10,824	$10,859	$10,924
Rig utilization	25%	32%	68%	47%	67%

INTERNATIONAL SOLUTIONS
Operating revenues	$23,996	$22,477	$48,353	$144,185	$211,731
Direct operating expenses	25,157	27,595	43,119	124,791	157,856
Selling, general and administrative expense	733	1,129	1,399	4,565	5,624
Depreciation	897	996	8,042	17,531	35,466
Asset impairment charge	—	—	—	156,686	7,419
Restructuring charges	683	2,297	—	2,980	—
Segment operating income (loss)	$(3,474)	$(9,540)	$(4,207)	$(162,368)	$5,366

Revenue days	452	988	1,598	4,605	6,426
Average rig revenue per day	$45,986	$19,642	$28,199	$29,116	$31,269
Average rig expense per day	42,816	21,589	22,722	23,066	21,626
Average rig margin per day	$3,170	$(1,947)	$5,477	$6,050	$9,643
Rig utilization	15%	34%	56%	40%	55%

OFFSHORE GULF OF MEXICO
Operating revenues	$32,321	$37,494	$38,468	$143,149	$147,635
Direct operating expenses	27,711	28,967	32,148	119,371	114,306
Selling, general and administrative expense	72	1,248	1,004	3,365	3,725
Depreciation	3,090	3,004	2,499	11,681	10,010
Restructuring charges	(8)	1,262	—	1,254	—
Segment operating income	$1,456	$3,013	$2,817	$7,478	$19,594

Revenue days	460	455	552	1,922	2,163
Average rig revenue per day	$45,254	$49,654	$43,072	$45,145	$37,478
Average rig expense per day	37,591	34,702	35,612	37,410	28,663
Average rig margin per day	$7,663	$14,952	$7,460	$7,735	$8,815
Rig utilization	63%	63%	75%	66%	74%
(1) Operations previously reported within the H&P Technologies reportable segment are now managed and presented within the North America Solutions reportable segment. All prior period segment disclosures have been recast for these segment changes.

Note 1: Per revenue day metrics and segment operating income/loss are used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate. These measures highlight operating trends and aid analytical comparisons. However, per revenue day metrics and segment operating income/loss have limitations and should not be used as alternatives to revenues, expenses, or operating income/loss, which are performance measures determined in accordance with GAAP.
Note 2: Operating statistics exclude the effects of offshore platform management contracts and gains and losses from translation of foreign currency transactions and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin per day calculations.

News Release
November 19, 2020

Reimbursed amounts were as follows:

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2020	2020	2019	2020	2019
North America Solutions	$6,915	$27,807	$66,966	$171,455	$285,614
International Solutions	3,224	3,079	3,291	10,099	10,797
Offshore Gulf of Mexico	5,548	8,223	7,899	30,436	26,433

Segment reconciliation amounts were as follows:

	Three Months Ended September 30, 2020
(in thousands)	North America Solutions	Offshore Gulf of Mexico	International Solutions	Other	Eliminations	Total
Operating revenue	$149,304	$32,321	$23,996	$2,646	$—	$208,267
Intersegment	—	—	—	7,974	(7,974)	—
Total operating revenue	$149,304	$32,321	$23,996	$10,620	$(7,974)	$208,267

Direct operating expenses	104,742	25,567	24,760	8,940	—	164,009
Intersegment	5,306	2,144	397	127	(7,974)	—
Total contract drilling services & other operating expenses	$110,048	$27,711	$25,157	$9,067	$(7,974)	$164,009

	Year Ended September 30, 2020
(in thousands)	North America Solutions	Offshore Gulf of Mexico	International Solutions	Other	Eliminations	Total
Operating revenue	$1,474,380	$143,149	$144,185	$12,213	$—	$1,773,927
Intersegment	—	—	—	36,901	(36,901)	—
Total operating revenue	$1,474,380	$143,149	$144,185	$49,114	$(36,901)	$1,773,927

Direct operating expenses	913,162	112,852	123,651	40,900	—	1,190,565
Intersegment	29,115	6,519	1,140	127	(36,901)	—
Total contract drilling services & other operating expenses	$942,277	$119,371	$124,791	$41,027	$(36,901)	$1,190,565

Segment operating income (loss) for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes gain on sale of assets, corporate selling, general and administrative expenses, corporate restructuring charges, and corporate depreciation. The Company considers segment operating income (loss) to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income (loss) is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

News Release
November 19, 2020

The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations:

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2020	2020	2019 (1)	2020	2019 (1)
Operating income (loss)
North America Solutions	$(78,197)	$(25,157)	$60,384	$(393,902)	$80,898
International Solutions	(3,474)	(9,540)	(4,207)	(162,368)	5,366
Offshore Gulf of Mexico	1,456	3,013	2,817	7,478	19,594
Other	699	4,389	1,388	4,403	3,375
Segment operating income (loss)	$(79,516)	$(27,295)	$60,382	$(544,389)	$109,233
Gain on sale of assets	27,985	4,201	12,641	46,775	39,691
Corporate selling, general and administrative costs, corporate depreciation and corporate restructuring charges	(23,899)	(34,490)	(34,002)	(122,573)	(128,342)
Operating income (loss)	$(75,430)	$(57,584)	$39,021	$(620,187)	$20,582
Other income (expense):
Interest and dividend income	753	771	2,607	7,304	9,468
Interest expense	(6,154)	(6,125)	(8,043)	(24,474)	(25,188)
Gain (loss) on investment securities	(1,395)	2,267	(4,260)	(8,720)	(54,488)
Gain on sale of subsidiary	—	—	—	14,963	—
Other	(1,673)	(2,914)	(546)	(5,384)	(1,596)
Total unallocated amounts	(8,469)	(6,001)	(10,242)	(16,311)	(71,804)
Income (loss) from continuing operations before income taxes	$(83,899)	$(63,585)	$28,779	$(636,498)	$(51,222)

(1) Operations previously reported within the H&P Technologies reportable segment are now managed and presented within the North America Solutions reportable segment. All prior period segment disclosures have been recast for these segment changes.

News Release
November 19, 2020

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	November 19,	September 30,	June 30,	Q4FY20
	2020*	2020*	2020*	Average
U.S. Land Operations
Term Contract Rigs	57	54	53	54
Spot Contract Rigs	25	15	15	11
Total Contracted Rigs	82	69	68	65
Idle or Other Rigs	180	193	194	197
Total Marketable Fleet	262	262	262	262
(*) As of November 19, 2020, September 30, 2020 and June 30, 2020, the Company had 2, 11, and 20, respectively, contracted rigs generating revenue that were idle.

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(**)
(Estimated Quarterly Average — as of 9/30/20)

	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Segment	FY21	FY21	FY21	FY21	FY22	FY22	FY22
U.S. Land Operations	57.1	54.3	37.2	28.3	21.2	14.2	10.3
International Land Operations	1.0	1.0	1.0	1.0	1.0	1.0	1.0
Offshore Operations	—	—	—	—	—	—	—
Total	58.1	55.3	38.2	29.3	22.2	15.2	11.3
(**) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

News Release
November 19, 2020

SELECT ITEMS(***)

	Three Months Ended September 30, 2020
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net loss (GAAP basis)			$(58,963)	$(0.55)
Fair market adjustment to equity investments	$(1,395)	$(307)	$(1,088)	$(0.01)
Restructuring charges	$(552)	$(122)	$(430)	$—
Gain on the sale of real estate property	$27,200	$5,989	$21,211	$0.20
Adjusted net loss			$(78,656)	$(0.74)

	Three Months Ended June 30, 2020
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net loss (GAAP basis)			$(45,599)	$(0.43)
Restructuring charges	$(15,495)	$(3,254)	$(12,241)	$(0.11)
Fair market adjustment to equity investments	$2,267	$652	$1,615	$0.02
Adjusted net loss			$(34,973)	$(0.34)

	Fiscal Year Ended September 30, 2020
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net loss (GAAP basis)			$(494,497)	$(4.60)
Impairment of goodwill, rigs and related equipment	$(563,234)	$(125,770)	$(437,464)	$(4.03)
Restructuring charges	$(16,047)	$(3,534)	$(12,513)	$(0.11)
Fair market adjustment to equity investments	$(8,720)	$(1,920)	$(6,800)	$(0.06)
Gain on the sale of real estate property	$27,200	$5,989	$21,211	$0.20
Reversal of accrued compensation	$17,681	$4,038	$13,643	$0.13
Gain on the sale of a subsidiary	$14,963	$4,205	$10,758	$0.10
Change in fair value of contingent liability	$3,100	$683	$2,417	$0.03
Adjusted net loss			$(85,749)	$(0.86)
Note: Excluded from the select items above are revenues recognized due to early contract terminations in the amount (pretax) of $11.7 million and $50.2 million for the three months ended September 30, 2020 and June 30, 2020, respectively, and $72.2 million for the fiscal year ended September 30, 2020.

(***)The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations.